Exhibit 10.81

AMYRIS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of September 2, 2015, (the “Effective Date”) by and between !myris, Inc., having its principal place of business located at 5885 Hollis Street, Suite 100 Emeryville, C! 94608 (the “Company”), and Paulo Diniz, an individual residing at (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants contained herein, the parties agree as follows:

1.       Services. Consultant agrees to render consulting services (the “Services”) set forth on Exhibit A hereto. The Services and other terms and conditions set forth in Exhibit A may be amended from time to time upon the execution of a revised Exhibit A, signed by both parties. Such revised Exhibit A shall be subject to all the terms and conditions of this Agreement.

2.       Compensation. During the term of this Agreement, as compensation for the Services rendered and other obligations undertaken by Consultant hereunder, Consultant shall be entitled to the compensation described on Exhibit A hereto.

3.	Independent Contractor.

(a) It is the express intention of the parties to this Agreement that Consultant is an independent contractor, and is classified by the Company as such for all employee benefit purposes and is not an employee, agent, joint venturer, or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and Consultant.

(b) Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement and that Consultant is solely responsible for all taxes, withholdings, and other similar statutory obligations including, but not limited to, self-employment tax and Workers’ Compensation Insurance. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity or account of an alleged failure by Contractor to satisfy any such tax or withholding obligations.

4. Consultant’s Obligations.

(a) Consultant’s performance under this agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and the Company safety rules in the course of performing the Services. If Consultant’s work requires a license, Consultant shall or has obtained that license and the license will be or is in full force and effect.

(b) Consultant agrees that from time to time during the term of this Agreement Consultant will keep the Company advised as to Consultant’s progress in performing the Services hereunder and that Consultant will, as requested by the Company, prepare written reports with respect thereto. It is understood that the time required in the preparation of such written reports shall be considered time devoted to the performance of the Services.

(c) Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof. In connection therewith, Consultant will not, without the prior written approval from the President of the Company, engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, and Consultant will not assist any other person or organization in competing with the Company, or in preparing to engage in competition with the Business or proposed business of the Company.

(d) Consultant hereby grants consent to the Company to notify any future client or employee of Consultant’s, or other third party that the Company reasonably determines has a need to know, about Consultant’s rights and obligations under this agreement.

(e) Consultant agrees that during the term of this Agreement and for a period of twelve (l2) months thereafter, Consultant will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment for any reason. (“Covenant Not To Solicit Employees”)

(f) Consultant will indemnify and hold the Company harmless from, and will defend the Company against, any and all loss, liability, damage, claims, demands, or suits and related costs and expenses to persons or property that arise, directly or indirectly, from acts or omissions of the Consultant, or from the breach of any term or condition of this Agreement attributable to Consultant or their agents.

5. Confidentiality.

(a) “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products or components thereof, services, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information or marketing, financial or other business information disclosed to Consultant by the Company either directly or indirectly in writing, orally, or by drawings or observation of parts or equipment.

(b) Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or disclose the Company’s Confidential Information to any third party. It is understood that said Confidential Information shall remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Confidential Information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no improper action or inaction by Consultant or any agent or affiliate of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence or terms of this Agreement or the fact that Consultant has this arrangement with the Company.

(c) Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current client or other person, organization or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such client, person, organization or entity unless consented to in writing by such client, person, organization or entity. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of

Consultant under this Agreement.

(d) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, organization or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(e) Upon the termination of this !greement, or upon Company’s earlier request, Consultant will deliver to the Company (and will not recreate or deliver to anyone else) all of the Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control.

6. Ownership.

(a) Consultant agrees that all intellectual property, including without limitation, all copyrightable material, notes, records, drawings, designs, inventions (whether patentable or not), technology, know how, source and object code, algorithms, ideas, improvements, developments, discoveries and trade secrets (collectively, “Intellectual Property”) conceived, made or discovered by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, and any and all patents, patent rights, copyrights, mask work rights, trade secret rights and other intellectual property rights anywhere in the world (collectively “Rights”) shall be the sole property of the Company. Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Intellectual Property and Rights.

(b) Any assignment of copyright under this Agreement includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Consultant will confirm any such waivers and consents from time to time as requested by the Company.

(c) Consultant agrees to keep and maintain adequate and current written records of all Intellectual Property made by Consultant (solely or jointly with others) during the term of this Agreement. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. Unless requested to do so by an officer of the Company, Consultant agrees not to disclose to any person outside the Company any information relating to the

Intellectual Property, such information including, without limitation, the existence or nature of the Intellectual Property.

(d) Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by the Company to permit and assist it, at Consultant’s reasonable rate, in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Company’s rights in the Intellectual Property and Rights. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. If the Company is unable for any reason whatsoever to secure Consultant’s signature to any such document (including, but not limited to renewals, extensions, continuations, divisions or continuations in part), Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

(e) Consultant agrees to assign to the United States government all of Consultant’s right, title, and interest in and to any and all Intellectual Property whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

7. Term and Termination.

(a) This Agreement will commence on the Effective Date and will continue until final completion of the Services unless earlier terminated as provided below.

(b) Either party may terminate this Agreement effective immediately upon written notice in the event the other party breaches or defaults under any provision of this Agreement.

(c) Either party may terminate this Agreement for convenience effective upon sixty (60) days written notice to the other party.

(d) Sections 3, 4(e), 4(f), 4(g), 5, 6, 7(d), 8 and 9 shall survive termination of this Agreement.

8. Arbitration.

(a) The Company and Consultant agree to arbitrate any and all disputes, demands, claims, or controversies (collectively, “claims”) they may have against one another (and in the case of Consultant, including claims against current or former agents, owners, officers, directors or employees of the Company), arising from the consulting relationship between Consultant and Company, whether in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or amended or recognized at common law. The parties understand and agree that arbitration shall be the sole and exclusive method of resolving any and all existing and future claims, subject to this !greement, that arise out of Consultant’s retention by the Company or the termination of their relationship, except that (i) Consultant shall not be precluded from filing an administrative charge or complaint with, or from participating in, an administrative investigation of a charge or complaint before any government agency, and (ii) neither party shall be relieved from any obligation it may have to exhaust administrative remedies before arbitrating any claim under this Agreement.

(b) The parties agree that arbitration shall be conducted in San Francisco, California in accordance with the national rules for the resolution of employment disputes of the American Arbitration Association (“AAA Rules”) then in effect. However, the parties shall be allowed discovery authorized by applicable law in arbitration proceedings.

(c) The parties agree that arbitration shall be conducted before a single, neutral arbitrator selected by mutual agreement of the parties, but who need not be a panel member of the American Arbitration Association (“AAA”). However, if the parties cannot agree to such arbitrator, arbitration shall be conducted before a single, neutral arbitrator selected from AAA panel members in accordance with AAA National Rules for the Resolution of Employment Disputes.

(d) The parties agree that the arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or defenses, and the arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by any applicable law setting forth the standard of judicial review of arbitration awards.

(e) The Company will pay all costs unique to arbitration, including the arbitrator’s fees, that the Consultant would not be required to pay if the claim was in court. The parties agree that they shall pay their own respective attorneys’ fees and costs (exclusive of the costs of arbitration referenced above), incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees and costs, including the costs of arbitration referenced above, unless a statute or contract at issue in the claim authorizes the award of attorneys’ fees as required or permitted by law. If there is a dispute as to whether Company or Consultant is the prevailing party in the arbitration, the arbitrator will decide that issue.

(f) This terms and conditions set forth in this Section 8 and their validity, construction and performance, as well as disputes and/or claims arising under this Agreement, are governed by the Federal Arbitration Act (“FAA”) and, to the extent not inconsistent with the FAA, the law of the state of California. To the extent that any provision of the AAA National Rules for the Resolution of Employment Disputes or this Section 8 conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

(g) The parties understand and agree that arbitration of claims under this Agreement shall be instead of a trial before a court or jury and that they are expressly waiving any and all rights to a trial before a court or a jury regarding any claims subject to this Agreement that either now has against the other or that either may in the future have against the other.

(h) Each party has read this Section 8 carefully and understands that by signing this Agreement such party is waiving all rights to a trial or hearing before a court or jury of any of the claims subject to this Agreement. We each also agree that, in signing this Agreement, we are not relying on any representation or agreement that is not expressly set forth in this Agreement.

9. General Provisions.

(a) This Agreement will be governed by and construed under the laws of the State of California and the United States without regard to the conflicts of laws provisions thereof.

(b) This Agreement sets forth the entire agreement and understanding between the Company and Consultant relating to the subject matter herein and supersedes all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless executed in writing and signed by both parties.

(c) All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:

If to Consultant: Paulo Diniz Email: or other email designated by the Consultant	If to Company: Amyris, Inc. 5885 Hollis St, Suite 100 Emeryville, CA 94608 Attn: Legal Department Email:

(d) The headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part or affect the interpretation of this Agreement.

(e) If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(f) Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express prior written consent of an officer of the Company provided, however, that either party may assign this Agreement upon notice to the other party in connection with a reincorporation, including but not limited to a reincorporation by merger. This Agreement will be binding upon Consultant’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(g) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements, in addition to any other relief to which the party may be entitled.

(h) Company is committed to the provisions outlined in the Equal Opportunity Clauses of Executive Order 11246, (41 CFR 60-1.4), section 503 of the Rehabilitation Act of 1973, (41 CFR 60741.5(a)), section 402 of the Vietnam Era Veterans Readjustment Act of 1974, (41 CFR 60250.5(a)), and, the Jobs for Veterans Act of 2003, (41 CFR 60-300.5(a)) as well as any other regulations pertaining to these orders.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

AMYRIS, INC.		CONSULTANT

By:	/s/ John Melo	By:	/s/ Paulo Diniz

Name:	John Melo	Name:	PAULO DINIZ

Title:		Title:

EXHIBIT A

Services and Compensation

Pursuant to Section 1 of the Agreement, this Exhibit A sets forth the terms and conditions under which Consultant shall perform certain services for Company. All terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

1. Contact: Consultant’s principal Company contact:

Name:	John Melo
Title:	Chief Executive Officer
Telephone:
Email:

2. Services: Consultant shall perform the following “Services” for the Company:

•	Assist Company in negotiating and closing a definitive agreement with the Brazilian company Contem1G (the “Contem1G Agreement”).

•	Once the Contem1G Agreement is entered into by the Company and Contem1G (provided such Contem1G Agreement is so executed and entered into on or prior to December 31, 2015), provide general consulting services related to advising on and assisting in managing the relationship between Contem1G and Company.

•	The Services will terminate automatically if the Contem1G Agreement is not executed by Contem1G and the Company by December 31, 2015, and, if such Services so terminate, this Agreement will terminate automatically under Section 7(a) concurrently with the termination of Services hereunder. If the Contem1G Agreement is signed by December 31, 2015, the Services and Agreement will continue until June 4, 2016, unless otherwise terminated under Section 7.

3.	Time Commitment: Consultant shall provide consulting Services on an ad-hoc basis as requested by the Company, up to ten (10) hours per week.

4.	Expenses: The Company shall reimburse Consultant for all travel expenses reasonably incurred in connection with this Agreement upon submission and verification of customary receipts and vouchers, following Company’s travel and expense guidelines. Unless otherwise agreed by the Company in advance, all air travel shall be economy class.

5.	Compensation: The following is Consultant’s sole compensation for rendering Services to the Company:

a.	Equity. Consultant was previously granted, pursuant to the Company’s 2010 Equity Incentive Plan (“Plan”) the equity awards set forth in the table below. The Company confirms that Services under this Agreement constitute continued service to the Company under the Plan and the relevant award agreements and that the relevant equity awards will continue to vest on such basis in accordance with the Plan and the relevant award agreements.

6. Payments: Consultant shall submit to the Company a reasonably detailed invoice for any expenses incurred as set forth in Section 4 of this Exhibit A above. Within forty-five (45) days of receipt of Consultant’s invoice, payment will be made by the Company for all non-disputed invoices.